May 2023

Preliminary Terms No. 9,090

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 10, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Commodity-Linked Notes Based on the Performance of a Basket of Eight Commodities due June 3, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of an equally-weighted basket of physical commodities. The notes are for investors who are concerned about principal risk, but seek a commodity based-return and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May 31, 2023
Original issue date:	June 5, 2023 (3 business days after the pricing date)
Maturity date:	June 3, 2026
Aggregate principal amount:	$
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial basket commodity price
	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	12.50%	$
	Brent crude oil (“Brent crude oil”)	CO1	12.50%	$
	RBOB gasoline (“RBOB gasoline”)	XB1	12.50%	¢
	Sugar #11 (World) – NYBOT (“sugar”)	SB1	12.50%	¢
	Corn – CBOT (“corn”)	C 1	12.50%	¢
	Soybeans – CBOT (“soybeans”)	S 1	12.50%	¢
	Copper grade A (“copper”)	LOCADY	12.50%	$
	Gold	GOLDLNPM	12.50%	$
	* Bloomberg ticker symbols are being provided for reference purposes only. The initial basket commodity price and the final basket commodity price for each basket commodity will be determined based on the values published by the relevant exchange and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices (in the case of WTI crude oil, Brent crude oil, RBOB gasoline, sugar, corn and soybeans) may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.
Payment at maturity:

The payment at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any

In no event will the payment at maturity per $1,000 stated principal amount be less than $1,000.

Supplemental redemption amount:	$1,000 × participation rate × basket performance; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	125%
Basket performance:	The sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] × weighting
Determination date:	In respect of each basket commodity, May 29, 2026, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP / ISIN:	61774FBZ4 / US61774FBZ45
No listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $940.40 per note, or within $40.40 of that estimate. See “Investment Summary” on page 3.
	Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$25(1)
	$5(2)		$970
Total	$	$	$

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each note they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each note.

(3)	See “Use of proceeds and hedging” on page 27.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Commodity-Linked Notes dated November 16, 2020       Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Terms continued from previous page:
Commodity price:

For any trading day:

WTI crude oil: the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Brent crude oil: the official settlement price per barrel of Brent blend crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

RBOB gasoline: the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the relevant exchange of the first nearby month futures contract, stated in U.S. cents, as made public by the relevant exchange on such date; provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Sugar: the official settlement price per pound of sugar cane on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

Corn: the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

Soybeans: the official settlement price per bushel of deliverable-grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

Copper: the official cash offer price per tonne of copper grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date.

Gold: the afternoon London gold price per troy ounce of gold for delivery in London through a member of the relevant exchange authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the relevant exchange and published by the relevant exchange on such date.

Relevant exchange:

WTI crude oil: the NYMEX Division, or its successor, of the NYMEX

Brent crude oil: the ICE Futures Europe

RBOB gasoline: the NYMEX Division, or its successor, of the NYMEX

Sugar: the ICE Futures U.S.

Corn: the Chicago Board of Trade

Soybeans: the Chicago Board of Trade

Copper: the London Metal Exchange

Gold: the London Bullion Market Association (the “LBMA”)

Initial basket commodity price:	The commodity price for the applicable basket commodity on the pricing date, as set forth under “Basket—Initial basket commodity price” above.
Final basket commodity price:	The commodity price for the applicable basket commodity on the determination date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.
May 2023	Page 2

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Investment Summary

The Commodity-Linked Notes due June 3, 2026 (the “notes”) offer 125% participation in the positive performance of the basket and provide investors:

▪	an opportunity to gain exposure to the basket

▪	the repayment of principal at maturity, subject to our credit risk

▪	125% participation in any appreciation of the basket over the term of the notes

▪	no exposure to any decline of the basket if the notes are held to maturity

At maturity, if the basket has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 3 years
Participation rate:	125%
Maximum payment at maturity:	None
Basket weighting:	12.50% for each basket commodity
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $940.40, or within $40.40 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket commodities. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

May 2023	Page 3

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Key Investment Rationale

At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of an equally-weighted basket of physical commodities. The notes are for investors who are concerned about principal risk, but seek a commodity based-return and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. All payments are subject to our credit risk.

Repayment of Principal	The notes offer investors 1-to-1 upside exposure to the performance of the basket while providing for the repayment of principal in full at maturity.
Upside Scenario	The basket increases in value and, at maturity, you receive an amount per note equal to the sum of (i) the stated principal amount of $1,000 and (ii) 125% of the increase in the value of the basket.
Par Scenario	The basket declines or does not appreciate in value and, at maturity, you receive only the stated principal amount of $1,000 per note.
May 2023	Page 4

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $1,000 times (ii) the participation rate times (iii) the basket performance, provided that the supplemental redemption amount will not be less than zero.

The table below illustrates the payment at maturity for each note (including, where relevant, the supplemental redemption amount) for a hypothetical range of basket performances and does not cover the complete range of possible payouts at maturity.

Basket performance	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $1,000 note
100%	$1,000	$1,250.00	$2,250.00	125.00%
90%	$1,000	$1,125.00	$2,125.00	112.50%
80%	$1,000	$1,000.00	$2,000.00	100.00%
70%	$1,000	$875.00	$1,875.00	87.50%
60%	$1,000	$750.00	$1,750.00	75.00%
50%	$1,000	$625.00	$1,625.00	62.50%
40%	$1,000	$500.00	$1,500.00	50.00%
30%	$1,000	$375.00	$1,375.00	37.50%
20%	$1,000	$250.00	$1,250.00	25.00%
15%	$1,000	$187.50	$1,187.50	18.75%
10%	$1,000	$125.00	$1,125.00	12.50%
5%	$1,000	$62.50	$1,062.50	6.25%
0%	$1,000	$0	$1,000	0%
-10%	$1,000	$0	$1,000	0%
-20%	$1,000	$0	$1,000	0%
-30%	$1,000	$0	$1,000	0%
-40%	$1,000	$0	$1,000	0%
-50%	$1,000	$0	$1,000	0%
-60%	$1,000	$0	$1,000	0%
-70%	$1,000	$0	$1,000	0%
-80%	$1,000	$0	$1,000	0%
-90%	$1,000	$0	$1,000	0%
-100%	$1,000	$0	$1,000	0%

How it works

▪	Upside Scenario. If the basket performance is positive, investors would receive the $1,000 stated principal amount per note plus 125% of the appreciation of the basket over the term of the notes.

▪	For example, if the basket appreciates 10%, the investor would receive a 12.5% return, or $1,125 per note.

▪	Par Scenario. If the basket performance is less than or equal to 0%, investors would receive the $1,000 stated principal amount per note.

May 2023	Page 5

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Calculation of the Payment at Maturity

Basket Appreciation Example 1

Below is an example of how to calculate the payment at maturity if the basket has appreciated. This example is based on the participation rate of 125% and the hypothetical data in the table below. The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity. The numbers appearing below may have been rounded for ease of analysis. As the basket has appreciated in value, the basket performance is positive and the payment at maturity includes a supplemental redemption amount based on the performance of the basket.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	12.50%	$100	$120	20%
Brent crude oil	12.50%	$100	$90	-10%
RBOB gasoline	12.50%	400¢	560¢	40%
Sugar	12.50%	20.00¢	15.00¢	-25%
Corn	12.50%	800¢	880¢	10%
Soybeans	12.50%	1,600¢	1,520¢	-5%
Copper	12.50%	$10,000	$11,000	10%
Gold	12.50%	$2,000	$1,800	-10%

Basket performance = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price] × 12.50%; plus

[(final Brent crude oil price – initial Brent crude oil price) / initial Brent crude oil price] × 12.50%; plus

[(final RBOB gasoline price – initial RBOB gasoline price) / initial RBOB gasoline price] × 12.50%; plus

[(final sugar price – initial sugar price) / initial sugar price] × 12.50%; plus

[(final corn price – initial corn price) / initial corn price] × 12.50%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price] × 12.50%; plus

[(final copper price – initial copper price) / initial copper price] × 12.50%; plus

[(final gold price – initial gold price) / initial gold price] × 12.50%

So, using the final basket commodity prices above:

WTI crude oil = [($120 - $100) / $100] × 12.50% = 2.50%; plus

Brent crude oil = [($90 - $100) / $100] × 12.50% = -1.25%; plus

RBOB gasoline = [(560¢ - 400¢) / 400¢] × 12.50% = 5.00%; plus sugar = [(15.00¢ - 20.00¢) / 20.00¢] × 12.50% = -3.125%; plus corn = [(880¢ - 800¢) / 800¢] × 12.50% = 1.25%; plus

soybeans = [(1,520¢ - 1,600¢) / 1,600¢] × 12.50% = -0.625%; plus copper = [($11,000 - $10,000) / $10,000] × 12.50% = 1.25%; plus gold = [($1,800 – $2,000) / $2,000] × 12.50% = -1.25%

which equals

basket performance = 3.75%

The payment at maturity will equal $1,000 plus the supplemental redemption amount. The supplemental redemption amount will equal (i) $1,000 times (ii) the participation rate times (iii) the basket performance, or:

$1,000 × 125.00% × 3.75% = $46.875

The payment at maturity will equal $1,000 plus the supplemental redemption amount, or:

$1,000 + $46.875 = $1,046.875

May 2023	Page 6

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Basket Appreciation Example 2

Below is an example of how to calculate the payment at maturity if the basket has appreciated. This example is based on the participation rate of 125% and the hypothetical data in the table below. The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity. The numbers appearing below may have been rounded for ease of analysis. In this example, although six basket components have depreciated or remained unchanged over the term of the notes, the appreciation of the other two components is great enough to mean that the basket has appreciated in value. As a result, the basket performance is positive and the payment at maturity includes a supplemental redemption amount based on the performance of the basket.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	12.50%	$100	$95	-5%
Brent crude oil	12.50%	$100	$95	-5%
RBOB gasoline	12.50%	400¢	560¢	40%
Sugar	12.50%	20.00¢	19.00¢	-5%
Corn	12.50%	800¢	800¢	0%
Soybeans	12.50%	1,600¢	1,520¢	-5%
Copper	12.50%	$10,000	$16,000	60%
Gold	12.50%	$2,000	$1,800	-10%

Basket performance = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price] × 12.50%; plus

[(final Brent crude oil price – initial Brent crude oil price) / initial Brent crude oil price] × 12.50%; plus

[(final RBOB gasoline price – initial RBOB gasoline price) / initial RBOB gasoline price] × 12.50%; plus

[(final sugar price – initial sugar price) / initial sugar price] × 12.50%; plus

[(final corn price – initial corn price) / initial corn price] × 12.50%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price] × 12.50%; plus

[(final copper price – initial copper price) / initial copper price] × 12.50%; plus

[(final gold price – initial gold price) / initial gold price] × 12.50%

So, using the final basket commodity prices above:

WTI crude oil = [($95 - $100) / $100] × 12.50% = -0.625%; plus

Brent crude oil = [($95 - $100) / $100] × 12.50% = -0.625%; plus

RBOB gasoline = [(560¢ - 400¢) / 400¢] × 12.50% = 5.00%; plus sugar = [(19.00¢ - 20.00¢) / 20.00¢] × 12.50% = -0.625%; plus corn = [(800¢ - 800¢) / 800¢] × 12.50% = 0%; plus

soybeans = [(1,520¢ - 1,600¢) / 1,600¢] × 12.50% = -0.625%; plus copper = [($16,000 - $10,000) / $10,000] × 12.50% = 7.50%; plus gold = [($1,800 – $2,000) / $2,000] × 12.50% = -1.25%

which equals

basket performance = 8.75%

May 2023	Page 7

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

In the above example, the final basket commodity price of each of the basket components except for RBOB gasoline and copper is lower than its respective initial basket commodity price. Accordingly, although the final basket commodity prices of 75% of the basket commodities (by weight) have decreased in value over their respective initial basket commodity prices, the final basket commodity prices of the other 25% (by weight) of the basket have increased and, because they have increased significantly, their increase more than offsets the declines in the other basket commodities and, consequently, the basket performance is positive. The payment at maturity per note will equal $1,000 plus the supplemental redemption amount; or:

The payment at maturity will equal $1,000 plus the supplemental redemption amount. The supplemental redemption amount will equal (i) $1,000 times (ii) the participation rate times (iii) the basket performance, or:

$1,000 × 125.00% × 8.75% = $109.375

The payment at maturity will equal $1,000 plus the supplemental redemption amount, or:

$1,000 + $109.375 = $1,109.375

Par Example

If the basket performance is less than or equal to 0%, the payment at maturity will equal only the stated principal amount. Below is an example of a scenario in which the basket performance is less than 0% based on the hypothetical data in the table below. The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity. The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	12.50%	$100	$90	-10%
Brent crude oil	12.50%	$100	$90	-10%
RBOB gasoline	12.50%	400¢	340¢	-15%
Sugar	12.50%	20.00¢	16.00¢	-20%
Corn	12.50%	800¢	600¢	-25%
Soybeans	12.50%	1,600¢	1,440¢	-10%
Copper	12.50%	$10,000	$9,000	-10%
Gold	12.50%	$2,000	$1,800	-10%

Basket performance = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price] × 12.50%; plus

[(final Brent crude oil price – initial Brent crude oil price) / initial Brent crude oil price] × 12.50%; plus

[(final RBOB gasoline price – initial RBOB gasoline price) / initial RBOB gasoline price] × 12.50%; plus

[(final sugar price – initial sugar price) / initial sugar price] × 12.50%; plus

[(final corn price – initial corn price) / initial corn price] × 12.50%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price] × 12.50%; plus

[(final copper price – initial copper price) / initial copper price] × 12.50%; plus

[(final gold price – initial gold price) / initial gold price] × 12.50%

May 2023	Page 8

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

So, using the final basket commodity prices above:

WTI crude oil = [($90 - $100) / $100] × 12.50% = -1.25%; plus

Brent crude oil = [($90 - $100) / $100] × 12.50% = -1.25%; plus

RBOB gasoline = [(340¢ - 400¢) / 400¢] × 12.50% = -1.875%; plus sugar = [(16.00¢ - 20.00¢) / 20.00¢] × 12.50% = -2.50%; plus corn = [(600¢ - 800¢) / 800¢] × 12.50% = -3.125%; plus

soybeans = [(1,440¢ - 1,600¢) / 1,600¢] × 12.50% = -1.25%; plus copper = [($9,000 - $10,000) / $10,000] × 12.50% = -1.25%; plus gold = [($1,800 – $2,000) / $2,000] × 12.50% = -1.25%

which equals

basket performance = -13.75%

In the above example, the final commodity price of each of the basket components is lower than its respective initial basket commodity price and the basket performance is negative. The payment at maturity will equal $1,000.

May 2023	Page 9

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes are for investors who are concerned about principal risk, but seek a commodity based-return and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any.

▪	The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the notes in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the notes mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the notes is not linked to the price of the basket commodities at any time other than the determination date. The final basket commodity price for each basket commodity will be the commodity price for such basket commodity on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the prices of the basket commodities appreciate prior to the determination date but then drop by the determination date, the payment at maturity will be less, and may be significantly less, than it would have

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been had the payment at maturity been linked to the price of the basket commodities prior to such drop. Although the actual prices of the basket commodities on the stated maturity date or at other times during the term of the notes may be higher than the final commodity prices, the payment at maturity will be based solely on the commodity prices on the determination date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Investing in the notes is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities. By purchasing the notes, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the notes, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the basket commodities.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial basket commodity price, the final basket commodity price and the commodity performance value for each basket commodity, the basket performance, the supplemental redemption amount, if any, and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash you will

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receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Payment at Maturity—Calculation Agent and Calculations” and “—Alternate Exchange Calculation in the Case of an Event of Default” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments related or linked to the basket commodities), including trading in the basket commodities or futures contracts or forward contracts on the basket commodities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.

Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket commodity prices and, therefore, could increase the prices at or above which the basket commodities must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the basket commodity prices on the determination date and, accordingly, the amount of cash you will receive at maturity.

Risks Relating to the Basket Components

▪	Changes in the price of one or more of the basket commodities may offset each other. Price movements in the basket commodities may not correlate with each other. At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline. Therefore, in calculating the performance of the basket commodities on the determination date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.

▪	Specific commodities’ prices are volatile and are affected by numerous factors specific to each market. Investments, such as the notes, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

WTI crude oil. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences

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between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. See “Basket Overview.”

Brent crude oil. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future. See “Basket Overview.”

RBOB gasoline. RBOB gasoline is a New York harbor reformulated gasoline blendstock for oxygen blending (“RBOB”) futures contract traded on the NYMEX in units of 42,000 gallons. The contract is based on delivery at petroleum products terminals in New York harbor. RBOB is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack.

The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity. In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe. Further, as RBOB is derived from crude oil, the price of crude oil also influences the price of RBOB.

Crude oil in turn is influenced by global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon

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a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Sugar. Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by the level of human consumption of sweetened food-stuffs and beverages and, to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy (including price supports and trade restrictions), and regulating sugar content or changing product labeling, specifically, and trade, fiscal and monetary issues, more generally, in these countries, in other large markets and at a multinational level could affect the supply and price of sugar. Sugar prices are also affected by factors such as weather, growing conditions, crop yields, disease and natural disasters.

Corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Soybeans. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and trade, fiscal and monetary issues, more generally. Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Copper. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors. See “Basket Overview.”

Gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including

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central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.

Additionally, recently, prior to and since Russia’s further invasion of Ukraine, the prices of oil and gasoline, including the prices of WTI crude oil futures contracts, Brent crude oil futures contracts and RBOB gasoline futures contracts, have been volatile and increased significantly. This conflict has led to disruptions in the supply of oil and the supply of gasoline and caused fluctuations in the price of oil and the price of gasoline, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the price of oil and the price of gasoline. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts and gasoline futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of WTI crude oil futures, Brent crude oil futures and RBOB gasoline futures, and, therefore, the value of the notes and the payment at maturity.

▪	Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the notes.

▪	There are risks relating to the trading of metals on the London Metal Exchange. The official cash offer price of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪	There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The price of gold will be determined by reference to the London gold price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, there are currently proposals to replace the current process for determining the commodity price for gold. If this were to change,

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we can give you no assurance that any new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The notes have returns based on the change in price of futures contracts on WTI crude oil, Brent crude oil, RBOB gasoline, sugar, corn and soybeans, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot prices of the physical commodities which, in part, compose the basket may decrease the amount payable at maturity. The commodity prices that are used to determine the initial basket commodity prices and the final basket commodity prices for the physical commodities which, in part, compose the basket and, therefore, the payment at maturity on the notes are determined by reference to the settlement prices of the first nearby month futures contract for each such commodity on the pricing date and determination date, respectively, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot prices of such physical commodities on such dates. The market for futures contracts on the basket commodities has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract for any basket commodity is in contango on the pricing date or in backwardation on the determination date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity price or the final commodity price for such basket commodity, respectively, were determined with reference to the spot price.

▪	Legal and regulatory changes could adversely affect the return on and value of the notes. Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the notes.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the notes.

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Basket Overview

The basket is an equally-weighted basket composed of eight commodities.

Basket commodity information as of May 8, 2023
Basket Commodity	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
WTI crude oil	CL1	$73.16	$103.09	$122.11 (on 6/8/2022)	$66.74 (on 3/17/2023)	12.50%
Brent crude oil	CO1	$77.01	$105.94	$123.58 (on 6/8/2022)	$72.33 (on 5/3/2023)	12.50%
RBOB gasoline	XB1	246.16¢	364.19¢	427.62¢ (on 6/9/2022)	204.91¢ (on 12/8/2022)	12.50%
Sugar	SB1	26.09¢	18.66¢	26.99¢ (on 4/27/2023)	17.40¢ (on 7/27/2022)	12.50%
Corn	C 1	656.50¢	784.50¢	813.50¢ (on 5/12/2022)	564.25¢ (on 7/22/2022)	12.50%
Soybeans	S 1	1,468.75¢	1,621.00¢	1,769.00¢ (on 6/9/2022)	1,358.00¢ (on 10/6/2022)	12.50%
Copper	LOCADY	$8,488.00	$9,160.00	$9,712.00 (on 6/6/2022)	$7,000.00 (on 7/15/2022)	12.50%
Gold	GOLDLNPM	$2,000.95	$1,882.35	$2,048.45 (on 4/13/2023)	$1,628.75 (on 11/3/2022)	12.50%

* Bloomberg ticker symbols are being provided for reference purposes only. The initial basket commodity price and the final basket commodity price for each basket commodity will be determined based on the values published by the relevant exchange and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices (in the case of WTI crude oil, Brent crude oil, RBOB gasoline, sugar, corn and soybeans) may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

The following graph is calculated to show the performance of the basket during the period from January 1, 2018 through May 8, 2023, assuming the basket commodities are weighted as set out above, and illustrates the effect of the offset and/or correlation among the basket commodities during such period. The graph does not attempt to show your expected return on an investment in the notes. You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities. The historical performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2018 through May 8, 2023

May 2023	Page 17

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

The following graphs set forth the daily prices for each of the basket commodities for each quarter in the period from January 1, 2018 through May 8, 2023. The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period. The commodity prices on May 8, 2023 were, in the case of WTI crude oil, $73.16, in the case of Brent crude oil, $77.01, in the case of RBOB gasoline, 246.16¢, in the case of Sugar, 26.09¢, in the case of Corn – CBOT, 656.50¢, in the case of Soybeans – CBOT 1,468.75¢, in the case of copper, $8,488.00 and in the case of Gold, $2,000.95. We obtained the information in the graphs and tables from Bloomberg Financial Markets, without independent verification. The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.

Daily Prices of WTI Crude Oil January 1, 2018 to May 8, 2023

WTI Crude Oil (in U.S. dollars)	High ($)	Low($)	Period End ($)
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter	74.05	58.65	73.47
Third Quarter	75.45	62.32	75.03
Fourth Quarter	84.65	65.57	75.21
2022
First Quarter	123.70	76.08	100.28
Second Quarter	122.11	94.29	105.76
Third Quarter	108.43	76.71	79.49
Fourth Quarter	92.64	71.02	80.26
2023
First Quarter	81.62	66.74	75.67
Second Quarter (through May 8, 2023)	83.26	68.56	73.16

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—Specific commodities’ prices are volatile and are affected by numerous factors specific to each market—WTI crude oil.”

May 2023	Page 18

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Daily Prices of Brent Crude Oil January 1, 2018 to May 8, 2023

Brent Crude Oil (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2018
First Quarter	70.53	62.59	70.27
Second Quarter	79.80	67.11	79.44
Third Quarter	82.72	70.76	82.72
Fourth Quarter	86.29	50.47	53.80
2019
First Quarter	68.50	54.91	68.39
Second Quarter	74.57	59.97	66.55
Third Quarter	69.02	56.23	60.78
Fourth Quarter	68.44	57.69	66.00
2020
First Quarter	68.91	22.74	22.74
Second Quarter	43.08	19.33	41.15
Third Quarter	45.86	39.61	40.95
Fourth Quarter	52.26	37.46	51.80
2021
First Quarter	69.63	51.09	63.54
Second Quarter	76.18	62.15	75.13
Third Quarter	79.53	65.18	78.52
Fourth Quarter	86.40	68.87	77.78
2022
First Quarter	127.98	78.98	107.91
Second Quarter	123.58	98.48	114.81
Third Quarter	113.50	84.06	87.96
Fourth Quarter	98.57	76.10	85.91
2023
First Quarter	88.19	72.97	79.77
Second Quarter (through May 8, 2023)	87.33	72.33	77.01
May 2023	Page 19

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Daily Prices of RBOB Gasoline January 1, 2018 to May 8, 2023

RBOB Gasoline (in U.S. cents)	High (¢)	Low (¢)	Period End (¢)
2018
First Quarter	203.36	167.85	201.79
Second Quarter	227.02	195.47	217.91
Third Quarter	216.23	195.10	210.12
Fourth Quarter	213.78	124.88	132.37
2019
First Quarter	195.57	132.56	189.56
Second Quarter	213.21	168.61	194.25
Third Quarter	200.52	147.05	160.49
Fourth Quarter	175.37	154.55	169.78
2020
First Quarter	175.44	41.18	57.32
Second Quarter	129.94	51.03	120.01
Third Quarter	139.59	109.49	120.08
Fourth Quarter	141.20	104.95	140.84
2021
First Quarter	215.00	137.29	195.33
Second Quarter	228.09	195.18	224.44
Third Quarter	236.59	202.36	225.36
Fourth Quarter	251.68	195.11	222.85
2022
First Quarter	368.26	225.65	318.96
Second Quarter	427.62	300.31	364.98
Third Quarter	368.78	230.77	247.26
Fourth Quarter	301.16	204.91	245.95
2023
First Quarter	279.65	224.46	270.05
Second Quarter (through May 8, 2023)	287.27	232.21	246.16
May 2023	Page 20

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Daily Prices of Sugar January 1, 2018 to May 8, 2023

Sugar (in U.S. cents)	High (¢)	Low (¢)	Period End (¢)
2018
First Quarter	15.33	12.21	12.35
Second Quarter	12.79	10.86	11.86
Third Quarter	11.68	9.90	10.42
Fourth Quarter	14.01	11.61	12.03
2019
First Quarter	13.44	11.69	12.53
Second Quarter	12.81	11.55	12.32
Third Quarter	12.57	10.76	11.92
Fourth Quarter	13.55	12.15	13.42
2020
First Quarter	15.78	10.42	10.42
Second Quarter	12.23	9.21	11.84
Third Quarter	13.24	11.32	13.07
Fourth Quarter	15.49	13.55	15.49
2021
First Quarter	18.78	14.77	14.77
Second Quarter	18.10	14.71	17.63
Third Quarter	20.22	16.93	19.83
Fourth Quarter	20.42	18.59	18.88
2022
First Quarter	19.61	17.83	19.37
Second Quarter	20.41	18.30	18.83
Third Quarter	19.41	17.40	18.42
Fourth Quarter	20.98	17.42	20.04
2023
First Quarter	22.09	18.96	22.09
Second Quarter (through May 8, 2023)	26.99	22.25	26.09
May 2023	Page 21

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Daily Prices of Corn January 1, 2018 to May 8, 2023

Corn (in U.S. cents)	High (¢)	Low (¢)	Period End (¢)
2018
First Quarter	387.75	346.25	387.75
Second Quarter	408.50	345.00	350.25
Third Quarter	372.25	330.25	356.25
Fourth Quarter	385.50	356.00	375.00
2019
First Quarter	383.00	352.50	356.50
Second Quarter	454.75	342.50	420.25
Third Quarter	449.50	340.75	388.00
Fourth Quarter	397.75	357.75	387.75
2020
First Quarter	393.75	335.25	340.75
Second Quarter	338.50	302.75	338.50
Third Quarter	379.00	307.75	379.00
Fourth Quarter	484.00	379.50	484.00
2021
First Quarter	565.00	483.75	564.25
Second Quarter	772.75	553.25	720.00
Third Quarter	719.75	495.75	536.75
Fourth Quarter	614.75	512.25	593.25
2022
First Quarter	764.50	587.50	748.75
Second Quarter	818.25	727.00	743.75
Third Quarter	781.25	564.25	677.50
Fourth Quarter	698.25	625.50	678.50
2023
First Quarter	685.25	618.50	660.50
Second Quarter (through May 8, 2023)	677.50	627.00	656.50
May 2023	Page 22

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Daily Prices of Soybeans January 1, 2018 to May 8, 2023

Soybeans (in U.S. cents)	High (¢)	Low (¢)	Period End (¢)
2018
First Quarter	1,066.75	940.50	1,044.75
Second Quarter	1,060.75	858.50	858.50
Third Quarter	903.75	814.00	845.50
Fourth Quarter	920.00	833.50	882.50
2019
First Quarter	925.25	877.75	884.25
Second Quarter	915.50	791.00	899.75
Third Quarter	906.75	843.25	906.00
Fourth Quarter	943.00	870.50	943.00
2020
First Quarter	944.25	821.75	886.00
Second Quarter	884.25	826.00	884.25
Third Quarter	1,043.50	870.25	1,023.50
Fourth Quarter	1,315.25	1,020.75	1,315.25
2021
First Quarter	1,441.25	1,311.75	1,436.75
Second Quarter	1,660.50	1,329.75	1,450.00
Third Quarter	1,467.75	1,256.00	1,256.00
Fourth Quarter	1,362.50	1,178.00	1,328.75
2022
First Quarter	1,718.75	1,344.00	1,618.25
Second Quarter	1,769.00	1,582.75	1,675.00
Third Quarter	1,709.50	1,364.45	1,364.75
Fourth Quarter	1,519.25	1,358.00	1,519.25
2023
First Quarter	1,548.75	1,419.50	1,505.50
Second Quarter (through May 8, 2023)	1,522.00	1,426.75	1,468.75
May 2023	Page 23

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Daily Prices of Copper January 1, 2018 to May 8, 2023

Copper (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2018
First Quarter	7,202.50	6,500.00	6,685.00
Second Quarter	7,262.50	6,625.00	6,646.00
Third Quarter	6,595.00	5,823.00	6,180.00
Fourth Quarter	6,325.00	5,931.50	5,965.00
2019
First Quarter	6,572.00	5,811.00	6,485.00
Second Quarter	6,509.00	5,756.00	5,972.00
Third Quarter	6,066.00	5,537.00	5,728.00
Fourth Quarter	6,211.00	5,599.00	6,156.00
2020
First Quarter	6,300.50	4,617.50	4,797.00
Second Quarter	6,038.00	4,772.00	6,038.00
Third Quarter	6,837.00	6,016.50	6,610.00
Fourth Quarter	7,964.00	6,409.50	7,741.50
2021
First Quarter	9,614.50	7,755.50	8,850.50
Second Quarter	10,724.50	8,768.00	9,385.00
Third Quarter	9,781.00	8,775.50	9,041.00
Fourth Quarter	10,652.00	9,091.50	9,692.00
2022
First Quarter	10,730.00	9,565.00	10,337.00
Second Quarter	10,426.00	8,245.00	8,245.00
Third Quarter	8,315.00	7,000.00	7,647.00
Fourth Quarter	8,537.00	7,420.00	8,387.00
2023
First Quarter	9,436.00	8,209.00	8,935.00
Second Quarter (through May 8, 2023)	9,082.00	8,465.50	8,488.00
May 2023	Page 24

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Daily Prices of Gold January 1, 2018 to May 8, 2023

Gold (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2018
First Quarter	1,354.95	1,307.75	1,323.85
Second Quarter	1,351.45	1,250.45	1,250.45
Third Quarter	1,262.05	1,178.40	1,187.25
Fourth Quarter	1,279.00	1,185.55	1,279.00
2019
First Quarter	1,343.75	1,279.55	1,295.40
Second Quarter	1,431.40	1,269.50	1,409.00
Third Quarter	1,546.10	1,388.65	1,485.30
Fourth Quarter	1,517.10	1,452.05	1,514.75
2020
First Quarter	1,683.65	1,474.25	1,608.95
Second Quarter	1,771.60	1,576.55	1,768.10
Third Quarter	2,067.15	1,771.05	1,886.90
Fourth Quarter	1,940.80	1,762.55	1,887.60
2021
First Quarter	1,943.20	1,683.95	1,691.05
Second Quarter	1,902.75	1,726.05	1,763.15
Third Quarter	1,829.30	1,723.35	1,742.80
Fourth Quarter	1,864.90	1,753.20	1,805.85
2022
First Quarter	2,039.05	1,788.15	1,942.15
Second Quarter	1,976.75	1,809.50	1,817.00
Third Quarter	1,808.40	1,634.30	1,671.75
Fourth Quarter	1,823.55	1,628.75	1,813.75
2023
First Quarter	1,993.80	1,810.95	1,979.70
Second Quarter (through May 8, 2023)	2,048.45	1,973.65	2,000.95
May 2023	Page 25

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Postponement of maturity date:	If, due to a market disruption event or otherwise, the date for determining the final basket commodity price of any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final date by which the final basket commodity price for all basket commodities has been determined.
Denominations:	$1,000 per note and integral multiples thereof
Interest:	None
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to a market disruption event with respect to any basket commodity on the scheduled determination date or otherwise, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual date by which the final basket commodity price for each basket commodity has been determined.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the notes, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

May 2023	Page 26

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

Additional Information About the Notes

Additional provisions:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the notes reference a basket of commodities, and neither the basket nor any of the commodities is treated for U.S. federal income tax purposes as an Underlying Security, payment on the notes to Non-U.S. Holders should not be subject to Section 871(m).

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds we receive from the sale of the notes will be used for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our subsidiaries and/or third-party dealers. We expect our hedging counterparties to take positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial basket commodity prices of the basket commodities and, therefore, could increase the price at or above which the basket commodities must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could potentially affect whether the basket performance is positive and, accordingly, the amount of cash you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information	The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth
May 2023	Page 27

Morgan Stanley Finance LLC

Commodity-Linked Notes due June 3, 2026

Based on the Performance of a Basket Consisting of Eight Commodities

concerning plan of distribution; conflicts of interest:

Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $25 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement for commodity-linked notes and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Notes dated November 16, 2020

Prospectus dated November 16, 2020

May 2023	Page 28